Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports third quarter 2016 diluted EPS of $0.88 on a 22% increase in net earnings, with 11% growth in home closing revenue and home orders

SCOTTSDALE, Ariz., October 27, 2016 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced today third quarter results for the period ended September 30, 2016.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Chg	2016	2015	% Chg
Homes closed (units)	1,800	1,712	5%	5,238	4,603	14%
Home closing revenue	$735,870	$661,884	11%	$2,127,332	$1,770,184	20%
Average sales price - closings	$409	$387	6%	$406	$385	6%
Home orders (units)	1,737	1,567	11%	5,797	5,532	5%
Home order value	$715,562	$629,977	14%	$2,365,508	$2,188,604	8%
Average sales price - orders	$412	$402	2%	$408	$396	3%
Ending backlog (units)				3,251	3,043	7%
Ending backlog value				$1,375,857	$1,264,872	9%
Average sales price - backlog				$423	$416	2%
Net earnings	$36,887	$30,308	22%	$97,734	$75,841	29%
Diluted EPS	$0.88	$0.73	21%	$2.33	$1.83	27%

MANAGEMENT COMMENTS
“We delivered another quarter of strong earnings growth as we continued to execute on our strategic plan,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Earnings growth was driven primarily by increased home closing revenue on higher closing volumes. We delivered 1,800 homes during the quarter and celebrated the closing of our 100,000th home in October. We have expanded and diversified strategically over the past 31 years, and continue to have significant opportunities for growth.
“I am very pleased with the initial success we’re having in our ‘entry-level plus’ communities, including the first of our new LiVE.NOW.™ homes, which we unveiled earlier this month,” said Mr. Hilton. “We are offering homes that are a cut above traditional entry-level homes and include Meritage’s signature energy efficiency, designed to appeal to more discerning first-time buyers. Many of those are Millennials, who represent millions of additional household formations over the next decade or more, and additional growth potential for Meritage. Our enhanced product offering provides a broader range of affordably-priced homes to address pent-up demand, which we expect will produce top-line growth and operational efficiencies over time to drive additional earnings.”
He added, “We are benefitting from the numerous operational changes we made last year in our latest expansion markets and are experiencing higher absorptions in Georgia, North Carolina and Tennessee, which should lead to better returns and improved operating leverage for our company. As a result of those changes and stronger demand, we achieved a 14% increase in our orders per average community over last year’s third quarter, which drove our 11% order growth during the quarter," continued Mr. Hilton. “We believe the economic drivers of the housing market, including job growth, increased household formations and low interest rates, point to continued growth for well-positioned homebuilders.
“Based on our results for the first three quarters of the year and our positive outlook for the market, we have refined our projections for 2016 full year orders, closings, revenue and diluted earnings per share: We expect 7,300-7,500 orders and 7,300-7,500 home closings for full year home closing revenue of $2.9-3.1 billion in 2016. With a projected home closing gross margin of approximately 17.5% for the year, we expect to deliver full year diluted EPS of $3.40-3.60 for 2016.”
THIRD QUARTER RESULTS

•
Net earnings for the third quarter of 2016 were $36.9 million or $0.88 per diluted share, 22% higher than the $30.3 million or $0.73 per diluted share reported for the third quarter of 2015, primarily reflecting higher home closing revenue offsetting lower home closing gross margins in the 2016 quarter.

•
Home closing revenue increased 11% over the third quarter of 2015, combining a 5% increase in home closings with a 6% increase in the average price of homes closed during the quarter. The rise in average closing price was driven primarily by increased closings and higher average prices in the West region. Central region home closing revenue grew 9% on a 5% increase in closings over the prior year. Closings grew 10% in the East region, partially offset by a 3% decline in average closing price, for a 6% increase in home closing revenue.

•
Home closing gross margin of 17.8% in the third quarter of 2016 declined from 19.0% in the third quarter of 2015, though it improved sequentially from 17.3% in the second quarter of 2016. Margins have been compressed in 2016 primarily due to limited pricing power to offset increased land and construction costs.

•	Selling, general and administrative expenses were 11.4% of third quarter 2016 total closing revenue, compared to 11.5% in the prior year.

•	Interest expense decreased by $4.0 million to $0.2 million in the third quarter of 2016, as more interest incurred was capitalized to assets under development.

•
Other income/(expense) increased by a net $5.4 million in the third quarter of 2016 compared to 2015, reflecting a $4.1 million adverse legal ruling in 2015, while the 2016 quarter included additional income from municipalities related to reimbursable property development expenditures.

•
The effective tax rate was 31.4% in the third quarter of 2016, compared to 35.1% in the third quarter of 2015, reflecting the benefit from federal energy tax credits on Meritage’s highly energy efficient homes. The benefit was recognized in the third quarter of 2016 compared to the fourth quarter of 2015, following the legislative extension of energy tax credits.

•
Total order value grew 14% to $715.6 million in the third quarter of 2016, compared to $630.0 million in the third quarter of the prior year. Total orders increased 11% due to a 14% increase in orders per average community, despite a lower community count in the third quarter of 2016 than in 2015. Orders per average community were 7.3 in the third quarter of 2016 compared to 6.4 in the prior year. Average sales prices also rose 2% over 2015’s third quarter.

•	Ending community count at September 30, 2016 was 237, compared to 250 at September 30, 2015, with a 2% decline in average active communities for the third quarter of 2016 compared to 2015.

•	September 30th ending backlog value was 9% higher in 2016 than in 2015, combining 7% more units in backlog with a 2% increase in the average price of orders in backlog.

YEAR TO DATE RESULTS

•
Net earnings were $97.7 million or $2.33 per fully diluted share for the first nine months of 2016, compared to $75.8 million or $1.83 per diluted share for the first nine months of 2015, a 29% increase in net earnings and 27% increase in fully diluted EPS. The increased earnings were primarily the result of a 20% increase in 2016 year-to-date home closing revenue and greater overhead leverage, partially offset by lower home closing gross margins.

•	Home closings for the first three quarters of the year increased 14% over 2015, and average closing prices increased 6% for the same period.

•
Year-to-date home closing gross margin in 2016 was 17.5%, compared to 18.9% for 2015, reflecting limited pricing power relative to increased land and construction costs, as well as immature markets within the East region.

•
Total commissions and selling expenses declined to 7.3% of year-to-date 2016 home closing revenue from 7.6% in 2015. General and administrative expenses declined to 4.3% of total closing revenue in 2016 compared to 4.8% in 2015.

•	Interest expense for the first nine months of the year decreased to $5.1 million in 2016 compared to $12.0 million in 2015, as more interest was capitalized to assets under development.
BALANCE SHEET

•
The company ended the third quarter of 2016 with $107.9 million in cash and cash equivalents, compared to $262.2 million at December 31, 2015. The decrease in cash was primarily due to investments in real estate inventory as a result of organic growth. The company had $25 million drawn on its revolving credit facility at quarter-end, which was repaid in early October.

•
Real estate assets increased to $2.43 billion at September 30, 2016, compared to $2.10 billion at December 31, 2015, as the balance of homes under contract under construction increased $176 million, accounting for most of the increase.

•
Net debt-to-capital ratio at September 30 was 43.0%, consistent with June 30, 2016 at 42.6%, and up from 40.4% at December 31, 2015 due to the use of cash to replenish the company’s land pipeline, as well as a growing inventory of homes under construction during 2016.

•
Total lot supply at the end of the quarter was approximately 28,800, compared to approximately 29,000 at September 30, 2015 and 27,800 at year-end 2015. Based on trailing twelve months closings, total lots at September 30, 2016 represented approximately a 4.0 year supply of lots.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 12:30 p.m. Eastern Time (9:30 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference call registration link: http://dpregister.com/10092994.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 in Canada.
A replay of the call will be available through November 10, 2016, beginning at 2:30 p.m. ET on October 27, 2016 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10092994. For more information, visit www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Homebuilding:
Home closing revenue	$735,870	$661,884	$2,127,332	$1,770,184
Land closing revenue	16,987	8,072	21,187	16,285
Total closing revenue	752,857	669,956	2,148,519	1,786,469
Cost of home closings	(604,891)	(536,267)	(1,755,260)	(1,434,843)
Cost of land closings	(16,092)	(7,445)	(19,485)	(14,992)
Total cost of closings	(620,983)	(543,712)	(1,774,745)	(1,449,835)
Home closing gross profit	130,979	125,617	372,072	335,341
Land closing gross profit	895	627	1,702	1,293
Total closing gross profit	131,874	126,244	373,774	336,634
Financial Services:
Revenue	3,139	3,000	9,115	8,276
Expense	(1,398)	(1,253)	(4,152)	(3,914)
Earnings from financial services unconsolidated entities and other, net	4,215	3,854	10,802	9,155
Financial services profit	5,956	5,601	15,765	13,517
Commissions and other sales costs	(52,478)	(48,097)	(155,034)	(134,876)
General and administrative expenses	(33,258)	(28,774)	(91,774)	(86,074)
Earnings/(loss) from other unconsolidated entities, net	440	(123)	856	(415)
Interest expense	(167)	(4,187)	(5,127)	(11,962)
Other income/(expense), net	1,435	(3,996)	3,263	(3,445)
Earnings before income taxes	53,802	46,668	141,723	113,379
Provision for income taxes	(16,915)	(16,360)	(43,989)	(37,538)
Net earnings	$36,887	$30,308	$97,734	$75,841

Earnings per share:
Basic
Earnings per share	$0.92	$0.76	$2.45	$1.92
Weighted average shares outstanding	40,022	39,663	39,958	39,568
Diluted
Earnings per share	$0.88	$0.73	$2.33	$1.83
Weighted average shares outstanding	42,608	42,192	42,541	42,134

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$107,915	$262,208
Other receivables	76,371	57,296
Real estate (1)	2,429,014	2,098,302
Deposits on real estate under option or contract	91,053	87,839
Investments in unconsolidated entities	11,831	11,370
Property and equipment, net	33,983	33,970
Deferred tax asset	57,552	59,147
Prepaids, other assets and goodwill	65,436	69,645
Total assets	$2,873,155	$2,679,777
Liabilities:
Accounts payable	$148,260	$106,440
Accrued liabilities	180,687	161,163
Home sale deposits	36,988	36,197
Loans payable and other borrowings	45,183	23,867
Senior and convertible senior notes, net	1,094,632	1,093,173
Total liabilities	1,505,750	1,420,840
Stockholders' Equity:
Preferred stock	—	—
Common stock	400	397
Additional paid-in capital	570,223	559,492
Retained earnings	796,782	699,048
Total stockholders’ equity	1,367,405	1,258,937
Total liabilities and stockholders’ equity	$2,873,155	$2,679,777
(1) Real estate – Allocated costs:
Homes under contract under construction	$632,454	$456,138
Unsold homes, completed and under construction	377,490	307,425
Model homes	150,662	138,546
Finished home sites and home sites under development	1,268,408	1,196,193
Total real estate	$2,429,014	$2,098,302

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Depreciation and amortization	$3,870	$3,565	$11,470	$10,294

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$64,682	$58,870	$61,202	$54,060
Interest incurred	17,372	17,857	52,644	49,665
Interest expensed	(167)	(4,187)	(5,127)	(11,962)
Interest amortized to cost of home and land closings	(14,256)	(11,144)	(41,088)	(30,367)
Capitalized interest, end of period	$67,631	$61,396	$67,631	$61,396

	September 30, 2016	December 31, 2015
Notes payable and other borrowings	$1,139,815	$1,117,040
Stockholders' equity	1,367,405	1,258,937
Total capital	2,507,220	2,375,977
Debt-to-capital	45.5%	47.0%
Notes payable and other borrowings	$1,139,815	$1,117,040
Less: cash and cash equivalents	$(107,915)	$(262,208)
Net debt	1,031,900	854,832
Stockholders’ equity	1,367,405	1,258,937
Total net capital	$2,399,305	$2,113,769
Net debt-to-capital	43.0%	40.4%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$97,734	$75,841
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	11,470	10,294
Stock-based compensation	11,042	12,418
Excess income tax provision/(benefit) from stock-based awards	540	(2,040)
Equity in earnings from unconsolidated entities	(11,658)	(8,740)
Distribution of earnings from unconsolidated entities	11,439	9,446
Other	4,942	1,246
Changes in assets and liabilities:
Increase in real estate	(318,490)	(198,520)
(Increase)/decrease in deposits on real estate under option or contract	(3,160)	2,719
Increase in other receivables, prepaids and other assets	(14,201)	(6,067)
Increase in accounts payable and accrued liabilities	61,206	39,949
Increase in home sale deposits	791	10,208
Net cash used in operating activities	(148,345)	(53,246)
Cash flows from investing activities:
Investments in unconsolidated entities	(242)	(300)
Purchases of property and equipment	(12,256)	(12,334)
Proceeds from sales of property and equipment	144	92
Maturities/sales of investments and securities	645	—
Payments to purchase investments and securities	(645)	—
Net cash used in investing activities	(12,354)	(12,542)
Cash flows from financing activities:
Proceeds from Credit Facility, net	25,000	—
Repayment of loans payable and other borrowings	(18,286)	(4,044)
Proceeds from issuance of senior notes	—	200,000
Debt issuance costs	—	(3,013)
Excess income tax (provision)/benefit from stock-based awards	(540)	2,040
Proceeds from stock option exercises	232	2,881
Net cash provided by financing activities	6,406	197,864
Net (decrease)/increase in cash and cash equivalents	(154,293)	132,076
Beginning cash and cash equivalents	262,208	103,333
Ending cash and cash equivalents	$107,915	$235,409

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2016		2015
	Homes	Value	Homes	Value
Homes Closed:
Arizona	253	$89,092	302	$92,888
California	251	142,056	236	120,387
Colorado	167	84,114	123	56,927
West Region	671	315,262	661	270,202
Texas	542	199,499	517	183,455
Central Region	542	199,499	517	183,455
Florida	206	85,647	202	90,285
Georgia	83	27,477	62	20,663
North Carolina	177	71,641	165	63,532
South Carolina	76	22,658	80	25,812
Tennessee	45	13,686	25	7,935
East Region	587	221,109	534	208,227
Total	1,800	$735,870	1,712	$661,884
Homes Ordered:
Arizona	345	$116,815	272	$96,867
California	216	125,920	203	110,076
Colorado	121	66,213	84	43,782
West Region	682	308,948	559	250,725
Texas	488	178,934	452	165,206
Central Region	488	178,934	452	165,206
Florida	208	95,946	227	94,114
Georgia	85	28,841	67	23,143
North Carolina	149	61,537	138	57,168
South Carolina	71	22,434	88	26,766
Tennessee	54	18,922	36	12,855
East Region	567	227,680	556	214,046
Total	1,737	$715,562	1,567	$629,977

	Nine Months Ended September 30,
	2016		2015
	Homes	Value	Homes	Value
Homes Closed:
Arizona	749	$258,139	717	$227,367
California	738	418,834	565	302,573
Colorado	474	231,913	364	166,914
West Region	1,961	908,886	1,646	696,854
Texas	1,563	566,377	1,466	510,439
Central Region	1,563	566,377	1,466	510,439
Florida	619	252,311	589	254,607
Georgia	229	76,874	156	49,178
North Carolina	474	198,525	389	148,721
South Carolina	231	71,577	247	77,630
Tennessee	161	52,782	110	32,755
East Region	1,714	652,069	1,491	562,891
Total	5,238	$2,127,332	4,603	$1,770,184
Homes Ordered:
Arizona	935	$322,807	880	$290,172
California	775	442,863	750	419,987
Colorado	459	237,237	454	213,610
West Region	2,169	1,002,907	2,084	923,769
Texas	1,629	597,947	1,644	574,533
Central Region	1,629	597,947	1,644	574,533
Florida	702	295,453	693	295,634
Georgia	305	102,392	197	64,051
North Carolina	497	205,562	467	191,460
South Carolina	296	95,123	283	85,767
Tennessee	199	66,124	164	53,390
East Region	1,999	764,654	1,804	690,302
Total	5,797	$2,365,508	5,532	$2,188,604

Order Backlog:
Arizona	503	$182,574	355	$129,023
California	326	208,175	397	241,377
Colorado	317	167,475	358	168,329
West Region	1,146	558,224	1,110	538,729
Texas	1,008	381,764	1,036	373,135
Central Region	1,008	381,764	1,036	373,135
Florida	370	161,148	341	143,597
Georgia	171	58,944	94	31,457
North Carolina	283	118,515	263	110,907
South Carolina	153	53,657	106	34,257
Tennessee	120	43,605	93	32,790
East Region	1,097	435,869	897	353,008
Total	3,251	$1,375,857	3,043	$1,264,872

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended September 30,
	2016		2015
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	41.5	41	42.0
California	29	27.0	26	23.0
Colorado	10	11.0	15	15.5
West Region	79	79.5	82	80.5
Texas	74	73.5	70	68.0
Central Region	74	73.5	70	68.0
Florida	26	26.0	31	30.5
Georgia	17	17.0	17	16.5
North Carolina	19	20.5	25	25.0
South Carolina	15	15.5	17	18.5
Tennessee	7	7.0	8	6.0
East Region	84	86.0	98	96.5
Total	237	239.0	250	245.0

	Nine Months Ended September 30,
	2016		2015
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	40.5	41	41.0
California	29	26.5	26	25.0
Colorado	10	13.0	15	16.0
West Region	79	80.0	82	82.0
Texas	74	73.0	70	64.5
Central Region	74	73.0	70	64.5
Florida	26	28.5	31	30.0
Georgia	17	17.0	17	15.0
North Carolina	19	22.5	25	23.0
South Carolina	15	16.5	17	18.5
Tennessee	7	8.0	8	6.5
East Region	84	92.5	98	93.0
Total	237	245.5	250	239.5

About Meritage Homes Corporation

Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2015. Meritage Homes builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage Homes builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando, Tampa and south Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee; and Atlanta, Georgia.
Meritage Homes has designed and built over 100,000 homes in its 31-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage Homes is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding. For more information, visit meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to future growth, projected orders, home closings and home closing revenue, home closing gross margins and diluted earnings per share for the full year 2016.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability and cost of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; reversal of the current economic recovery; the ability of our potential buyers to sell their existing homes; cancellation rates; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our potential exposure to natural disasters or severe weather conditions; competition; construction defect and home warranty claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; enactment of new laws or regulations or our failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing due to a downgrade of our credit ratings; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Forms 10-Q under the caption "Risk Factors," which can be found on our website.